NEWS	Fonar Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FINANCIAL RESULTS FOR FISCAL 2021

AS DILUTED EPS INCREASES 23%

·	Total MRI scan volume at the HMCA-managed sites increased 7 % to 178,364 scans for the fiscal year ending June 30, 2021 as compared to the prior year.
·	Total Revenues-Net increased by 5% to $89.9 million for the fiscal year ended June 30, 2021, versus the previous fiscal year.
·	Income from Operations increased 25% to $17.1 million for the fiscal year ended June 30, 2021, versus the previous fiscal year.
·	Net Income increased 17% to $13.7 million for the fiscal year ended June 30, 2021 versus the previous fiscal year.
·	Diluted Net Income per Common Share increased 23% to $1.45 for the fiscal year ended June 30, 2021 versus the previous fiscal year.
·	Book Value Per Share increased by 6% to $20.41 per share. Working Capital increased by 15% to $88.5 million at June 30, 2021.
·	Cash and cash equivalents and short term investments increased 21% to $44.5 million at June 30, 2021 versus the fiscal year ended June 30, 2020.
·	The 39th HMCA-managed MRI scanner was acquired in West Yonkers, NY during the last quarter of Fiscal 2021.

MELVILLE, NEW YORK, September 28, 2021 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its fiscal 2021 results. FONAR’s primary source of income is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanning centers equipped with 9 MRI scanners. Currently, HMCA manages scanning centers in New York and Florida collectively equipped with 39 MRI scanners.

Effective April 27, 2020, the Securities and Exchange Commission issued a Final rule, Release No. 34-88365. Among the changes was that a smaller reporting company meeting an annual revenue threshold of under $100 million, such as FONAR, would no longer be an accelerated filer. Therefore, FONAR’s 10-K is due 90 days after the end of its fiscal year and 10-Qs are due 45 days after the end of each fiscal quarter.

Financial Results

Total Net revenues increased by 5% to $89.9 million for the fiscal year ended June 30, 2021, as compared to $85.7 million for the fiscal year ended June 30, 2020.

Total Costs and Expenses for the fiscal year ended June 30, 2021 increased by 1% to $72.8 million, as compared to $72.0 million for the fiscal year ended June 30, 2020.

Revenues from the management of the diagnostic imaging center segment, consisting of patient fee revenue net of contractual allowances and discounts, and management and other fees of related and non-related medical practices, increased to $80.9 million for the fiscal year ended June 30, 2021, as compared to $77.2 million for the fiscal year ended June 30, 2020.

Revenues from product sales and upgrades and service and repair fees for related and non-related medical parties, for the fiscal year ended June 30, 2021 increased by 6% to $9.0 million, as compared to $8.5 million for the fiscal year ended June 30, 2020.

Research and Development expenses decreased 19% to $1.6 million, for the fiscal year ended June 30, 2021, as compared to $2.0 million for the fiscal year ended June 30, 2020. The reasons for the decrease in R&D include supply chain related delivery delays, due to the COVID-19 pandemic.

Selling, general and administrative (S,G&A) expenses decreased 7% to $24.7 million for the fiscal year ended June 30, 2021 as compared to $26.7 million for the fiscal year ended June 30, 2020. This decrease was due to service contracts, management fees and other receivables impacted by the COVID-19 pandemic in the prior fiscal year.

Income from Operations increased 25% to $17.1 million for the fiscal year ended June 30, 2021, as compared to $13.7 million for the fiscal year ended June 30, 2020.

Net Income increased 17% to $13.7 million, for the fiscal year ended June 30, 2021, as compared to $11.7 million for the fiscal year ended June 30, 2020

Diluted Net Income per Common Share available to common shareholders increased 23% to $1.45, for the fiscal year ended June 30, 2021, as compared to $1.18 for the fiscal year ended June 30, 2020.

The weighted average diluted shares outstanding –common stockholders for the fiscal year ended June 30, 2021 increased 1% to 6.63 million versus 6.57 million for the fiscal year ended June 30, 2020.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at June 30, 2021 increased 21% to $44.5 million as compared to the $36.8 million at June 30, 2020.

Total Assets at June 30, 2021 were $189.5 million as compared to $180.3 million at June 30, 2020.

Total Liabilities at June 30, 2021 were $54.1 million as compared to $54.0 million at June 30, 2020.

The ratio of Total Assets / Total Liabilities increased 5% to 3.5 at June 30, 2021 as compared to 3.3 at June 30, 2020.

Total Current Assets at June 30, 2021 were $108.6 million as compared to $95.9 million at June 30, 2020.

Total Current Liabilities at June 30, 2021 were $20.0 million as compared to $18.7 million at June 30, 2020.

Working Capital increased 15% to $88.5 million at June 30, 2021 as compared to $77.2 million at June 30, 2020.

Net Book Value per Common Share increased 6% to $20.41 at June 30, 2021 as compared to $19.21 at June 30, 2020, one year ago.

Cash Flow Item

Operating Cash Flow was $19.1 million for the fiscal year ended June 30, 2021 as compared to $20.4 million for the fiscal year ended June 30, 2020.

Significant Events

During the fiscal year, the 36th HMCA-managed MRI scanner became operational in Pembroke Pines, Florida. Islandia, New York became the 37th MRI scanner in the HMCA managed network. The 38th HMCA-managed MRI scanner became operational at the White Plains, New York scanning center. Finally, the 39th MRI was acquired at a Stand-Up® MRI facility in Yonkers, New York. There are now two locations in Yonkers, each on the other side of that town. The extra location nicely expands and strengthens the Company’s presence in Westchester County. FONAR’s subsidiary HMCA now has 39 MRI scanners under its management as compared to 36 scanners one year ago.

On March 9, 2021, FONAR rang the Nasdaq Stock Market Closing Bell, to celebrate the 50th birthday of MRI. Fifty years ago, in March 1971, the widely-read journal Science published “Tumor Detection by Nuclear Magnetic Resonance” by FONAR founder and chairman Dr. Raymond V. Damadian. This journal article explained Dr. Damadian’s discovery that there is a marked difference in the relaxation time of the NMR (MRI) signals between normal and cancerous tissues of the same type, as well as between different types of normal tissues.

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Soon scientists around the world began repeating his experiment to learn for themselves about his discovery. They often cited his works in their own peer reviewed publications and Dr. Damadian’s publication in Science is often referred to as the beginning of MRI.

Dr. Damadian said, “I got my first idea for MRI in 1969, and in 1970 made the discovery that is the basis for the making of every MRI image ever produced and the foundation of the MRI industry. The discovery resulted in the generation of the pronounced pixel contrast that was deficient in traditional medical imaging technology (X-ray, CT, 4%) and was needed for adequate visualization of the body’s vital organs and assessment of their well-being. The discovery raised the pixel contrast of medical imaging, and the pronounced elaboration of image detail it generates to 131%.”

As reported in edubilla.com: “But without this discovery of the profound sensitivity of the relaxation time to different tissue types and malignant tissue THERE WOULD BE NO PICTURE AT ALL.”

Dr. Damadian’s discovery, as reported in Science 1971, soon led to the first patent application in MRI in 1972.

On July 3, 1977 Dr. Damadian, with his two post doctorate students, Lawrence Minkoff, Ph.D., and Michael Goldsmith. Ph.D., made the world’s first MRI scan on the first ever MRI scanner they built and named ‘Indomitable.’

Dr. Damadian began FONAR, the world’s first dedicated MRI Company in 1978, and the Company installed the world’s first commercial MRI in 1980.

In 1981 FONAR became a NASDAQ-listed company and 40 years later has delightedly marked the 50th anniversary of the birth of MRI by ringing the Nasdaq Stock Market Closing Bell.

Management Discussion

Timothy R. Damadian, President and CEO, said, “A proper assessment of HMCA’s performance in fiscal 2021 must take into consideration the company’s experience in fiscal 2020. The total scan volume in the first three quarters of fiscal 2020 was 2% higher than we achieved in first three quarters of the prior year. We were doing fine; then came COVID-19, posing the greatest challenge our company has ever faced. The pandemic took its greatest toll on our business in the fourth quarter, where scan volume fell to nearly half of what it was in fourth quarter of the prior year, leaving us with a 17,000 decrease in scan volume, a 9% decrease, for the full fiscal year compared to the year before.

“The effects of the pandemic continued into fiscal 2021, but we have been steadily recovering. I am pleased to report that total scan volume of 178,000 at HMCA-managed sites in fiscal 2021 was 7% higher than we achieved in the prior year; our fourth quarter scan volume of 47,800 scans was our best ever; and we reached 97% of the scan volume achieved in pre-COVID fiscal 2019. I am grateful to my management team, the non-controlling-interest group members, and all HMCA employees for this accomplishment.”

Mr. Damadian continued, “Even though we were in recovery mode in fiscal 2021, we added a second MRI at our Islandia site on Long Island, New York in October 2020, a second MRI at our White Plains site in Westchester County, New York in January 2021; and in March 2021 acquired a fully operational MRI facility in Yonkers, also in Westchester County, across town from our existing Yonkers facility. So by June 30, 2021 HMCA was managing 39 MRI scanners at 27 locations in New York and Florida.

“For fiscal 2022, we’re looking at four major projects. By the end of the first half of fiscal 2022 we plan to have completed the installation of a second MRI scanner at our Pembroke Pines, Florida site, established another MRI facility in the Bronx, New York, and relocated one of our Manhattan, New York facilities across town where it will be equipped with two MRI scanners. In the second half of fiscal 2022, we plan to establish a new facility in central Florida.”

“The prime focus of the selection of scanning center locations is that they will be financially very successful. Our team has an excellent understanding of the nuances of this medical market place. So, these four new centers in fiscal 2022 are a 10 percent increase in the number of centers that we manage and we expect that this will translate into a corresponding increase in revenues and profitability,” concluded Mr. Damadian.

FONAR Founder and Chairman of the Board, Raymond V. Damadian, M.D., said, “It is encouraging to see over the last year and a half how HMCA has skillfully met the challenges posed by the COVID-19 pandemic. By the end of fiscal 2021, HMCA-managed sites were nearly back to pre-COVID levels; the HMCA network was both strengthened and expanded to facilitate future growth; and FONAR has remained profitable throughout. HMCA’s success is a testimony to its highly experienced and competent management team and its employees, and the enduring appeal of the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI) among patients and physicians.”

“MRI is the most powerful imaging modality ever developed,” said Dr. Damadian. This is due to the exceptional pixel contrast generated by the MRI image and the exceptional image detail it generates. The maximum pixel contrast available from x-ray technology (e.g. CT) is 4%, as compared to the 131% detail generating pixel contrast available by MRI. This wide spectrum of pixel contrast allows for the visualization of all parts of the body at an unprecedented level of detail in medical imaging. It includes the vital soft tissues of the body which are essentially not visualized in the same level of any detail in any other imaging modalities. This pixel contrast gives the MRI image its sharp and revealing image quality.”

“The discovery of (pixel) contrast between different healthy tissue types and cancer was the important discovery made that was published in the Journal ‘Science’ in March, 1971. It was very pleasing to us at FONAR Corporation that the 50th anniversary of the publishing of our 1971 Science Journal article was recognized by NASDAQ at NASDAQ's ‘Ring the Closing Bell’ ceremony this past March,” added Dr. Damadian.

The other important feature of the UPRIGHT® MRI is that it is the only MRI that can image the patient in the fully weight-bearing position. Physicians recognize how the diagnostic information obtained from having their patients scanned in fully weight-bearing positions, such as sitting, bending or standing, can lead to more effective treatments that result in better patient outcomes. Scanning patients in these positions is possible only on the patent-protected FONAR UPRIGHT® Multi-Position™ MRI. It is well known that the majority of MRI studies are of the spine, and it is widely reported that about 80% of adults experience low back pain at some point in their lifetimes. This is critical in explaining the reasons for our past success and our very promising future,”

Dr. Damadian continued, “Unfortunately, COVID-19 has slowed our R&D progress on MRI imaging of cerebrospinal fluid (CSF) flow and its impact on the cerebral neurodegenerative diseases. Our research is focused on quantifying the CSF and measuring its cc's of flow and velocity as it circulates through the head, neck and spine. We’ve been able to use quantitative CSF data collected from asymptomatic patients to identify the degree to which CSF flow impairment is responsible for the patient’s symptoms and the degree to which the patient’s surgical or non-surgical CCJ treatment can restore the patient’s critical brain and central nervous symptom’s to normal. We use the FONAR UPRIGHT® MRI to visualize the fluid (CSF) as it flows up and down the neck and around the brain and then quantify the visualized CSF flow. We are also hopeful that our research may lead to a new understanding of the role the CSF plays in the neurologic diseases MS, Parkinson’s disease, Alzheimer's and childhood autism.

Dr. Damadian concluded, “Although the COVID-19 is still with us, there are many signs that the economy is returning to normal. Our scanning centers are near their pre-COVID levels and we believe that soon they will surpass them.”

About FONAR

FONAR, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, ”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebro-spinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™,  Multi-Position™, UPRIGHT RADIOLOGY™, The Proof is in the Picture™, pMRI™,  CSF Videography™,  and Dynamic™ are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

 FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 ASSETS

	June 30,
	2021	2020
Current Assets:
Cash and cash equivalents	$44,460,411	$36,802,342
Short term investments	32,177	31,884
Accounts receivable – net of allowances for doubtful accounts of $442,270 and $514,561 at June 30, 2021 and 2020, respectively	4,525,435	4,312,999
Accounts receivable – related party	11,977	5,988
Medical receivables - net	17,900,489	16,171,782
Management and other fees receivable – net of allowances for doubtful accounts of $15,786,878 and $11,063,233 at June 30, 2021 and 2020, respectively	30,947,863	27,437,768
Management and other fees receivable – related party medical practices – net of allowances for doubtful accounts of $4,184,399 and $3,322,055 at June 30, 2021 and 2020, respectively	7,814,250	6,896,482
Costs and estimated earnings in excess of billings on uncompleted contracts	—	152,833
Inventories	1,663,419	1,648,770
Income tax receivable	—	671,185
Prepaid expenses and other current assets	1,227,463	1,757,499
Total Current Assets	108,583,484	95,889,532
Accounts receivable – long term	2,879,946	2,730,071
Deferred income tax asset	15,958,961	18,809,757
Property and equipment – net	21,850,139	21,364,034
Right-of-use-asset – operating leases	30,133,285	31,392,458
Right-of-use-asset – financing lease	1,126,990	1,325,870
Goodwill	4,269,277	3,985,397
Other intangible assets – net	4,037,599	4,109,129
Other assets	666,514	653,132
Total Assets	$189,506,195	$180,259,380

 FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2021	2020
Current Liabilities:
Current portion of long-term debt and capital leases	$173,206	$108,379
Accounts payable	1,866,035	1,965,259
Other current liabilities	9,162,118	8,185,098
Operating lease liability – current portion	3,533,656	3,370,149
Financing lease liability – current portion	202,741	74,699
Unearned revenue on service contracts	4,365,825	4,105,265
Customer deposits	731,101	854,579
Billings in excess of costs and estimated earnings on uncompleted contracts	14,739	—
Total Current Liabilities	20,049,421	18,663,428
Long-Term Liabilities:
Unearned revenue on service contracts	2,800,522	2,655,605
Deferred income tax liability	238,316	234,106
Due to related party medical practices	92,663	92,663
Operating lease liability – net of current portion	28,975,132	30,104,464
Financing lease liability – net of current portion	1,048,431	1,251,171
Long-term debt and capital leases, less current portion	760,254	865,416
Other liabilities	171,331	150,311
Total Long-Term Liabilities	34,086,649	35,353,736
Total Liabilities	54,136,070	54,017,164

 FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS' EQUITY

	June 30,
	2021	2020
Stockholders' Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2021 and 2020, 313,438 issued and outstanding at June 30, 2021 and 2020	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2021 and 2020, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2021 and 2020, 6,565,853 and 6,459,106 issued at June 30, 2021 and 2020, respectively; 6,554,210 and 6,447,463 outstanding at June 30, 2021 and 2020, respectively	657	647
Class B convertible common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2021 and 2020, 146 issued and outstanding at June 30, 2021 and 2020	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2021 and 2020, 382,513 issued and outstanding at June 30, 2021 and 2020	38	38
Paid-in capital in excess of par value	185,100,976	183,076,888
Accumulated deficit	(46,007,663)	(56,215,251)
Treasury stock, at cost – 11,643 shares of common stock at June 30, 2021 and 2020	(675,390)	(675,390)
Total Fonar Corporation’s Stockholders’ Equity	138,418,649	126,186,963
Noncontrolling interests	(3,048,524)	55,253
Total Stockholders' Equity	135,370,125	126,242,216
Total Liabilities and Stockholders' Equity	$189,506,195	$180,259,380

 FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2021	2020
Revenues
Patient fee revenue, net of contractual allowances and discounts	$23,307,389	$22,495,260
Product sales – net	1,288,483	297,613
Service and repair fees – net	7,638,608	8,055,490
Service and repair fees – related parties – net	110,000	110,000
Management and other fees – net	46,609,449	44,565,405
Management and other fees – related party medical practices – net	10,975,836	10,166,694
Total Revenues – Net	89,929,765	85,690,462
Costs and Expenses
Costs related to product sales	1,032,676	745,375
Costs related to service and repair fees	2,740,625	2,731,397
Costs related to service and repair fees – related parties	39,466	37,298
Costs related to patient fee revenue	10,917,635	10,880,265
Costs related to management and other fees	25,384,557	22,951,301
Costs related to management and other fees – related party medical practices	6,341,168	5,951,189
Research and development	1,635,979	2,025,376
Selling, general and administrative, inclusive of compensatory element of stock issuances of $83,277 and $0 for the years ended June 30, 2021 and 2020 respectively	24,740,044	26,717,345
Total Costs and Expenses	72,832,150	72,039,546
Income from Operations	17,097,615	13,650,916
Other Income and (Expenses):
Interest expense	(248,665)	(74,321)
Investment income	311,931	502,145
Other income	504,450	70,771
Income before provision for income taxes and noncontrolling interests	17,665,331	14,149,511
Provision for Income Taxes	(3,991,520)	(2,444,778)
Net Income	$13,673,811	$11,704,733
Net Income – Noncontrolling Interests	(3,466,223)	(3,464,528)
Net Income – Attributable to FONAR	$10,207,588	$8,240,205

 FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	2021	2020
Net Income Available to Common Stockholders	$9,592,134	$7,735,650
Net Income Available to Class A Non-Voting Preferred Stockholders	$458,710	$376,055
Net Income Available to Class C Common Stockholders	$156,744	$128,500
Basic Net Income Per Common Share Available to Common Stockholders	$1.47	$1.20
Diluted Net Income Per Common Share Available to Common Stockholders	$1.45	$1.18
Basic and Diluted Income Per Share – Class C Common	$0.41	$0.34
Weighted Average Basic Shares Outstanding – Common Stockholders	6,505,283	6,443,713
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,632,787	6,571,217
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	382,513	382,513

 FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$13,673,811	$11,704,733
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,081,687	3,908,648
Provision for bad debts	5,585,989	5,695,420
Deferred income tax - net	2,855,006	2,118,829
Income tax receivable	671,185	528,815
Amortization on right-of-use assets	1,458,053	1,005,560
Compensatory element of stock issuances	83,277	—
Stock issued for costs and expenses	1,940,821	1,990,380
Abandoned patents	534	—
(Increase) decrease in operating assets, net:
Accounts, medical and management fee receivables	(12,110,859)	(10,797,456)
Notes receivable	46,944	28,889
Costs and estimated earnings in excess of billings on uncompleted contracts	152,833	372,277
Inventories	(14,649)	149,396
Prepaid expenses and other current assets	526,425	(133,287)
Other assets	(18,087)	(161,350)
Increase (decrease) in operating liabilities, net:
Accounts payable	(99,224)	104,032
Other current liabilities	1,382,497	3,556,437
Customer advances	(123,478)	55,928
Operating lease liabilities	(965,825)	159,657
Financing lease liabilities	(74,698)	—
Billings in excess of costs and estimated earnings	14,739	—
Other liabilities	21,020	115,855
NET CASH PROVIDED BY OPERATING ACTIVITIES	19,088,001	20,402,763
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,533,091)	(7,522,997)
Proceeds of Short term investment	(293)	15,062,932
Purchase of imaging center	(1,122,508)	—
Cost of patents	(163,705)	(117,522)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(4,819,597)	7,422,413
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of borrowings and capital lease obligations	(103,335)	(4,957,936)
Proceeds from debt	63,000	5,618,089
Repayment of notes receivable from employee stockholders	—	—
Distributions to noncontrolling interests	(6,570,000)	(5,565,000)
NET CASH USED IN FINANCING ACTIVITIES	(6,610,335)	(4,904,847)
NET INCREASE IN CASH AND CASH EQUIVALENTS	7,658,069	22,920,329
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	36,802,342	13,882,013
CASH AND CASH EQUIVALENTS – END OF YEAR	$44,460,411	$36,802,342